Exhibit 99.1

Acushnet Holdings Corp. Announces
Fourth Quarter and Full Year 2017 Financial Results,

Declares Increased Quarterly Cash Dividend

Fourth Quarter and Full Year 2017 Financial Results

•	Fourth quarter net sales of $351.4 million, up 6.6% year over year, or up 6.4% in constant currency
•	Full year net sales of $1,560.3 million, down 0.8% year over year, or down 0.2% in constant currency
•	Fourth quarter net income attributable to Acushnet Holdings Corp. of $11.7 million, up $11.9 million year over year
•	Full year net income attributable to Acushnet Holdings Corp. of $92.1 million, up $47.1 million year over year
•	Fourth quarter Adjusted EBITDA of $40.9 million, up 7.4% year over year
•	Full year Adjusted EBITDA of $223.4 million, down 2.2% year over year

Quarterly Cash Dividend

•	Increases quarterly cash dividend by 8.3% to $0.13 per share; $9.7 million on an aggregate basis for the quarter.

FAIRHAVEN, MA – March 7, 2018 –  Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and twelve months ended December 31, 2017.

“We are pleased with our results for the fourth quarter, in which we delivered solid growth across both the Titleist and FootJoy brands,” said David Maher, Acushnet’s President and Chief Executive Officer. “Our industry leading Pro V1 franchise had an excellent quarter, and we had continued strong demand for our latest product introductions, including our new Titleist 718 irons and 818 hybrids and our new FootJoy LTS outerwear. Overall, we ended 2017 on a high note with strong brand momentum as we head into the new year.”

“We are optimistic about 2018 as the golf industry continues to become more structurally sound,” continued Maher. “We have also launched a number of exciting new products including Titleist Tour Soft and Velocity golf balls, Vokey Design SM7 wedges, Scotty Cameron Select putters and FootJoy Tour-S golf shoes. Our valued Associates and trade partners have done a great job executing on our strategy and we believe their commitment to best serving the dedicated golfer will continue to drive our success this year and beyond.”

Summary of Fourth Quarter 2017 Financial Results

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in millions)
Net sales	$351.4	$329.8	$21.6	6.6%	$21.2	6.4%
Net income (loss) attributable to Acushnet Holdings Corp	$11.7	$(0.2)	$11.9	NM
Adjusted EBITDA	$40.9	$38.1	$2.8	7.4%

Consolidated net sales for the quarter increased by 6.6%, or by 6.4% on a constant currency basis, driven by increased sales in our FootJoy golf wear and Titleist golf ball segments.

On a geographic basis, consolidated net sales in the United States increased by 3.2% in the quarter. Net sales in regions outside the United States were up 9.5%, and up 9.2% on a constant currency basis. On a constant currency basis, all regions outside the United States posted year-on-year gains, with EMEA up 10.4%, Japan up 9.7%,  Korea up 9.4% and the rest of the world up 7.2%.

Segment specifics:

•	9.5% increase in net sales (8.7% increase on a constant currency basis) of Titleist golf balls driven by strong demand for the new Pro V1 and Pro V1x balls launched in the first quarter of 2017.
•

1.5% decrease in net sales (1.0%  decrease on a constant currency basis) of Titleist golf clubs, as product launches of 718 irons and 818 hybrids in September 2017 were offset by lower volumes in drivers and fairways which were launched in the fourth quarter of 2016.

•	4.4% increase in net sales (4.1% increase on a constant currency basis) of Titleist golf gear. This increase was driven primarily by higher average selling prices in bags.
•

14.6% increase in net sales (14.6% increase on a constant currency basis) in FootJoy golf wear driven primarily by higher sales volumes and average selling prices in footwear combined with higher sales volumes in apparel.

Net income attributable to Acushnet improved by $11.9 million to $11.7 million, primarily as a result of higher income from operations, offset in part by higher income tax expense.

Adjusted EBITDA was $40.9 million, up 7.4% year over year.  Adjusted EBITDA margin was 11.6% for the fourth quarter versus 11.6% for the prior year period.

Summary of Full Year 2017 Financial Results

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in millions)
Net sales	$1,560.3	$1,572.3	$(12.0)	(0.8)%	$(3.1)	(0.2)%
Net income attributable to Acushnet Holdings Corp	$92.1	$45.0	$47.1	104.7%
Adjusted EBITDA	$223.4	$228.4	$(5.0)	(2.2)%

Consolidated net sales for the full year 2017 decreased by 0.8%, or by 0.2% on a constant currency basis.

On a geographic basis, consolidated net sales in the United States decreased by 1.8% in the twelve month period.  Net sales in the United States were impacted by a reduced store count as a result of the continued impact of retail channel disruptions that occurred in 2016 as well as unfavorable weather conditions which negatively impacted both rounds of play and golf club fitting and trial activities.  Acushnet posted a 0.3% year-on-year increase in net sales in regions outside the United States, up 1.5% on a constant currency basis, with Korea up 11.3% and EMEA up 1.0% partially offset by Japan down 4.6%.

Segment specifics:

•

0.4% decrease in net sales (0.1% decrease on a constant currency basis) of Titleist golf balls.  This decrease primarily resulted from a sales volume decline of our performance golf ball models which were in their second year of the two-year product life cycle and was largely offset by a sales volume increase of our newly introduced Pro V1 and Pro V1x golf balls.

•

7.7% decrease in net sales (6.9% decrease on a constant currency basis) of Titleist golf clubs.  This decrease primarily resulted from lower sales volumes of drivers and fairways launched in 2016, coupled with wedges which were in their second model year, partially offset by the launch of our new irons in September of 2017.

•

4.9% increase in net sales (5.2% increase on a constant currency basis) of Titleist golf gear.  This increase was primarily driven by higher average selling prices in all categories and higher sales volume growth in the travel category.

•

1.0%  increase in net sales (2.0%  increase on a constant currency basis) in FootJoy golf wear primarily driven by sales volume increases in apparel, partially offset by a sales volume decline in footwear.

Net income attributable to Acushnet improved by $47.1 million to $92.1 million, primarily as a result of lower interest expense and higher income from operations partially offset by higher income tax expense.

Adjusted EBITDA was $223.4 million, down 2.2% year over year.  Adjusted EBITDA margin was 14.3% versus 14.5% for the prior year period.

Declares Quarterly Cash Dividend

Acushnet Holdings board of directors today declared a quarterly cash dividend in an amount of $0.13 per share of common stock. This represents an increase of 8.3% versus the prior quarterly dividend. The dividend will be payable on March 29, 2018, to stockholders of record on March 19, 2018.  The number of shares outstanding as of December 31, 2017 was 74,479,319.

2018 Outlook

•	Consolidated net sales are expected to be approximately $1,590 to 1,620 million in 2018.
•	Consolidated net sales on a constant currency basis are expected to be in the range of up 1.3% to 3.2% in 2018.
•	Adjusted EBITDA is expected to be approximately $225 to 235 million in 2018.

Investor Conference Call

Acushnet will hold a conference call at 8:30 am (Eastern Time) on March 7, 2018 to discuss the financial results and host a question and answer session.  A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir.  A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932.  Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands.  Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements

This press release includes forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. These forward-looking statements are included throughout this presentation and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this presentation.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products; our reliance on technical innovation and high-quality products; changes of the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; recent changes to U.S. patent laws and proposed changes to the rules of the U.S. Patent and Trademark Office; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or increase in cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital on terms acceptable to us; our estimates or judgments relating to our critical accounting policies; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our exposure to market risks from changes in interest rates on our variable rate indebtedness and risks related to counterparty credit worthiness or non-performance of derivative financial instruments; our ability to pay dividends; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 30, 2017  as updated by our periodic reports subsequently filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:

AcushnetPR@icrinc.com

Investor Contact:

IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016

Net sales	$351,392	$329,761	$1,560,258	$1,572,275
Cost of goods sold	172,892	161,767	759,466	773,550
Gross profit	178,500	167,994	800,792	798,725
Operating expenses:
Selling, general and administrative	138,014	144,370	579,837	600,804
Research and development	12,489	13,508	48,148	48,804
Intangible amortization	1,627	1,651	6,499	6,608
Restructuring charges	-	857	-	1,673
Income from operations	26,370	7,608	166,308	140,836
Interest expense, net	3,846	5,832	15,709	49,908
Other (income) expense, net	(670)	317	(1,077)	1,706
Income before income taxes	23,194	1,459	151,676	89,222
Income tax expense	10,876	212	55,056	39,707
Net income	12,318	1,247	96,620	49,515
Less: Net income attributable to noncontrolling interests	(652)	(1,426)	(4,506)	(4,503)
Net income (loss) attributable to Acushnet Holdings Corp.	$11,666	$(179)	$92,114	$45,012

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2017	2016

Assets
Current assets
Cash and restricted cash ($13,086 and $13,811 attributable to the FootJoy golf shoe joint venture ("JV"))	$47,722	$79,140
Accounts receivable, net	190,851	177,506
Inventories ($13,692 and $14,633 attributable to the FootJoy JV)	363,962	323,289
Other assets	84,541	84,596
Total current assets	687,076	664,531
Property, plant and equipment, net ($10,240 and $10,709 attributable to the FootJoy JV)	228,922	239,748
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	185,941	179,241
Intangible assets, net	481,234	489,988
Deferred income taxes	110,318	130,416
Other assets ($2,738 and $2,642 attributable to the FootJoy JV)	33,833	32,247
Total assets	$1,727,324	$1,736,171
Liabilities and Equity
Current liabilities
Short-term debt	$20,364	$42,495
Current portion of long-term debt	26,719	18,750
Accounts payable ($10,587 and $10,397 attributable to the FootJoy JV)	92,759	87,608
Accrued taxes	34,310	41,962
Accrued compensation and benefits ($780 and $780 attributable to the FootJoy JV)	80,189	224,230
Accrued expenses and other liabilities ($2,719 and $4,121 attributable to the FootJoy JV)	52,442	47,063
Total current liabilities	306,783	462,108
Long-term debt and capital lease obligations	416,970	348,348
Deferred income taxes	9,318	7,452
Accrued pension and other postretirement benefits ($1,908 and $1,946 attributable to the FootJoy JV)	130,160	135,339
Other noncurrent liabilities ($4,689 and $3,368 attributable to the FootJoy JV)	16,701	14,101
Total liabilities	879,932	967,348

Shareholders' Equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 74,479,319 and 74,093,598 shares issued and outstanding	74	74
Additional paid-in capital	894,727	880,576
Accumulated other comprehensive loss, net of tax	(81,691)	(90,834)
Retained earnings (deficit)	1,618	(53,951)
Total equity attributable to Acushnet Holdings Corp.	814,728	735,865
Noncontrolling interests	32,664	32,958
Total shareholders' equity	847,392	768,823
Total liabilities and shareholders' equity	$1,727,324	$1,736,171

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$96,620	$49,515
Adjustments to reconcile net income to cash provided by (used in) operating activities	-	-
Depreciation and amortization	40,871	40,834
Unrealized foreign exchange gain	(4,028)	(2,347)
Amortization of debt issuance costs	1,321	3,378
Amortization of discount on bonds payable	-	3,963
Change in fair value of common stock warrants	-	6,112
Share-based compensation	15,285	14,494
Loss on disposals of property, plant and equipment	912	170
Deferred income taxes	27,853	7,849
Changes in operating assets and liabilities	(205,871)	(19,699)
Cash flows provided by (used in) operating activities	(27,037)	104,269
Cash flows from investing activities
Additions to property, plant and equipment	(18,845)	(19,175)
Cash flows used in investing activities	(18,845)	(19,175)
Cash flows from financing activities
Increase (decrease) in short-term borrowings, net	(25,548)	747
Proceeds from delayed draw term loan A facility	100,000	-
Repayment of delayed draw term loan A facility	(5,000)	-
Repayment of term loan facility	(18,750)	(4,688)
Repayment of senior term loan facility	-	(30,000)
Proceeds from term loan facility	-	375,000
Repayment of secured floating rate notes	-	(375,000)
Proceeds from exercise of common stock warrants	-	34,503
Repayment of bonds	-	(34,503)
Debt issuance costs	-	(6,606)
Dividends paid on common stock	(35,744)	-
Dividends paid on Series A redeemable convertible preferred stock	-	(17,316)
Dividends paid to noncontrolling interests	(4,800)	(4,800)
Payment of employee restricted stock tax withholdings	(903)	-
Cash flows provided by (used in) financing activities	9,255	(62,663)
Effect of foreign exchange rate changes on cash	5,209	(2,425)
Net increase (decrease) in cash	(31,418)	20,006
Cash and restricted cash, beginning of year	79,140	59,134
Cash and restricted cash, end of period	$47,722	$79,140

ACUSHNET HOLDINGS CORP.

Supplemental Net Sales Information (Unaudited)

Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
Titleist golf balls	$107,940	$98,572	$9,368	9.5%	$8,554	8.7%
Titleist golf clubs	118,032	119,821	(1,789)	(1.5)%	(1,215)	(1.0)%
Titleist golf gear	22,326	21,375	951	4.4%	879	4.1%
FootJoy golf wear	81,705	71,273	10,432	14.6%	10,383	14.6%

Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
United States	$159,096	$154,122	$4,974	3.2%	$4,974	3.2%
EMEA	38,667	32,867	5,800	17.6%	3,434	10.4%
Japan	65,657	63,788	1,869	2.9%	6,175	9.7%
Korea	47,040	41,999	5,041	12.0%	3,956	9.4%
Rest of world	40,932	36,985	3,947	10.7%	2,671	7.2%
Total sales	$351,392	$329,761	$21,631	6.6%	$21,210	6.4%

Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
Titleist golf balls	$512,041	$513,899	$(1,858)	(0.4)%	$(310)	(0.1)%
Titleist golf clubs	397,987	430,966	(32,979)	(7.7)%	(29,805)	(6.9)%
Titleist golf gear	142,911	136,208	6,703	4.9%	7,120	5.2%
FootJoy golf wear	437,455	433,061	4,394	1.0%	8,643	2.0%

Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
United States	$789,879	$804,516	$(14,637)	(1.8)%	$(14,637)	(1.8)%
EMEA	205,200	210,088	(4,888)	(2.3)%	2,003	1.0%
Japan	201,264	219,021	(17,757)	(8.1)%	(10,007)	(4.6)%
Korea	200,394	175,956	24,438	13.9%	19,919	11.3%
Rest of world	163,521	162,694	827	0.5%	(410)	(0.3)%
Total sales	$1,560,258	$1,572,275	$(12,017)	(0.8)%	$(3,132)	(0.2)%

ACUSHNET HOLDINGS CORP.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.

We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.

Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for income tax expense, interest expense, depreciation and amortization, the expenses relating to the Acushnet Company Equity Appreciation Rights Plan, as amended (the “EAR Plan”), share-based compensation expense, a one-time executive bonus, restructuring charges, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), gains (losses) on the fair value of our common stock warrants, certain other non-cash (gains) losses, net and the net income relating to non-controlling interests in our FootJoy golf shoe joint venture. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Consolidated EBITDA is used in our credit agreement at the Acushnet Company level for purposes of certain material terms, including (i) determining the applicable margin used to determine the interest rate per annum of outstanding borrowings and commitment fees for revolving commitments, (ii) calculating certain financial ratios used in financial maintenance covenants that require compliance on a quarterly basis, (iii) determining our ability to incur additional term loans or increases to our new revolving credit facility and (iv) determining the availability of certain baskets and the ability to enter into certain transactions.

We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that (i) we do not consider indicative of our ongoing operating performance, (ii) that relate to our acquisition of Acushnet Company, our operating subsidiary, from Beam on July 29, 2011 (the “Acquisition”) or (iii) that relate to our historical capital structure that are no longer relevant after the closing of our initial public offering. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. Adjusted EBITDA is also used as a financial performance measure for purposes of determining the vesting of equity awards that were granted under our Acushnet Holdings Corp. 2015 Omnibus Incentive Plan.

We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.

The following table presents reconciliations of net income (loss) attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income (loss) attributable to Acushnet Holdings Corp.	$11,666	$(179)	$92,114	$45,012
Income tax expense	10,876	212	55,056	39,707
Interest expense, net	3,846	5,832	15,709	49,908
Depreciation and amortization	10,204	10,279	40,871	40,834
EAR Plan(a)	—	6,987	—	6,047
Shared-based compensation(b)	3,709	7,371	15,285	14,494
One-time executive bonus(c)	—	—	—	7,500
Restructuring charges(d)	—	857	—	1,673
Transaction fees(e)	540	4,905	686	16,817
Beam indemnification expense (income)(f)	(165)	467	177	(2,174)
Losses on the fair value of our common stock warrants(g)	—	—	—	6,112
Other non-cash gains, net	(423)	(61)	(1,036)	(592)
Nonrecurring income(h)	—	—	—	(1,467)
Net income attributable to noncontrolling interests(i)	652	1,426	4,506	4,503
Adjusted EBITDA	$40,905	$38,096	$223,368	$228,374
Adjusted EBITDA margin	11.6%	11.6%	14.3%	14.5%

(a)

Reflects expenses related to the Equity Appreciation Rights (“EARs”) granted under our EAR Plan and the remeasurement of the liability at each reporting period based on the then-current projection of our common stock equivalent value (as defined in the EAR Plan). See “—Critical Accounting Policies and Estimates—Share-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2016.  The EAR Plan expired on December 31, 2016.

(b)

For the three months and years ended December 31, 2017 and December 31, 2016, reflects compensation expenses with respect to equity-based grants under the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan.

(c)	In the first quarter of 2016, our then President and Chief Executive Officer was awarded a cash bonus in the amount of $7.5 million as consideration for past performance.
(d)	Reflects restructuring charges incurred in connection with the reorganization of certain of our operations in 2016.
(e)

Reflects certain fees and expenses we incurred in 2017 and 2016 in connection with our public offerings and legal fees relating to a dispute arising from the indemnification obligations owed to us by Beam in connection with the Acquisition.

(f)	Reflects the non-cash charges related to the indemnification obligations owed to us by Beam that are included when calculating net income (loss) attributable to Acushnet Holdings Corp.

(g)	Fila Korea exercised all of our outstanding common stock warrants in July 2016 and we used the proceeds from such exercise to redeem all of our outstanding 7.5% bonds due 2021.
(h)	Reflects legal judgment in favor of us associated with the Beam value-added tax dispute recorded in other (income) expense.
(i)	Reflects the net income attributable to the interest that we do not own in our FootJoy golf shoe joint venture.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2018, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.